EXHIBIT 99.1

NEWS RELEASE for March 26, 2004
Investors:	ChromaVision Medical Systems, Inc.:
Matt Clawson Allen & Caron, Inc. 949-474-4300	Stephen T. D. Dixon Executive Vice President & CFO (949) 443-3355

CHROMAVISION ANNOUNCES $21 MILLION PRIVATE PLACEMENT OF COMMON STOCK

SAN JUAN CAPISTRANO, Calif. (March 26, 2004) – ChromaVision Medical Systems, Inc. (NasdaqSC: CVSN), the leading provider of automated cell-imaging systems and manufacturer of the ACIS® digital microscope system, today announced that it has entered into a securities purchase agreement with a limited number of accredited investors pursuant to which ChromaVision has agreed to issue approximately 10,500,000 shares of common stock, together with warrants to purchase an additional 1,575,000 shares of common stock, for an aggregate purchase price of $21,000,000. The exercise price of the warrants is $2.75 per share, and the warrants will have a four-year term from the date of issuance. The financing has been approved by ChromaVision’s board of directors and by its majority stockholders, which are subsidiaries of Safeguard Scientifics, Inc. The securities associated with the financing are being issued to a limited number of accredited investors in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended, and may not be resold unless there is either an effective registration statement under the Act or a valid exemption from the registration requirements of the Act.

Under NASD Marketplace Rule 4350(i)(1)(D)(ii), stockholder approval is required for issuances of securities in an amount greater than 20% of ChromaVision’s outstanding common stock for a purchase price of less than the greater of book or market value. Although the Company has obtained stockholder approval for the transaction, under Rule 14c under the Securities and Exchange Act of 1934, this approval will become effective 21 days after ChromaVision mails an information statement to its stockholders disclosing that it has obtained stockholder approval for the private placement. In order to comply with Rule 4350(i)(1)(D)(ii), the private placement will be completed in two closings. In the first closing, ChromaVision will issue 4,200,000 shares of common stock and warrants to purchase 630,000 shares of common stock for a purchase price of $8,400,000. The first closing does not require stockholder approval and is expected to occur on or about March 31, 2004, subject to satisfaction of certain closing conditions. Under the terms of the purchase agreement, the second closing will occur promptly following the effective date of the stockholder approval for the private placement, which is expected to be no earlier than April 27, 2004. At the second closing, ChromaVision will issue the remaining 6,300,000 shares of common stock and warrants to purchase 945,000 shares of common stock for a purchase price of $10,600,000. Safeguard is purchasing an aggregate of $7,500,000 of the securities in the new financing and will continue to own a majority of ChromaVision’s common stock following completion of the private placement.

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CHROMAVISION ANNOUNCES $21 MILLION PRIVATE PLACEMENT OF COMMON STOCK
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About ChromaVision Medical Systems, Inc.

     ChromaVision Medical Systems, Inc., based in San Juan Capistrano, California, develops innovative medical systems to improve anatomic pathology diagnostics through accuracy, standardization and quantitation. ChromaVision’s ACIS® (pronounced a-sis) or automated cellular imaging system is a unique patented technology that detects, counts and classifies cells of clinical interest based on color, size and shape to assist pathologists in making critical medical decisions. Peer-reviewed clinical data and publications have demonstrated that the ACIS digital microscope and proprietary software can considerably improve accuracy and consistency over other methods of laboratory testing. ChromaVision’s mission is to improve the quality and reduce the cost of patient care, and speed drug discovery. Many of the top clinical laboratories, hospitals, university medical centers and biopharmaceutical companies in the United States and Europe have adopted the company’s technology.

ChromaVision and ACIS are registered trademarks of ChromaVision. For more information, visit www.chromavision.com.

About Safeguard Scientifics, Inc.

     Safeguard Scientifics (NYSE:SFE) is a company that seeks to create long-term value by taking controlling interests primarily in information technology and healthcare life sciences companies and developing them through superior operations and management support. Safeguard’s existing strategic companies focus on the following vertical markets: financial services, healthcare and pharmaceutical, manufacturing, retail and distribution, and telecommunications. For more information, visit www.safeguard.com.

Forward Looking Statements

     Certain statements contained herein regarding ChromaVision Medical Systems, Inc. involve risks and uncertainty and are forward-looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995. Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, the inability to satisfy closing conditions relating to the private placement, delays in consummating the private placement for reasons beyond the Company’s control, unanticipated expenses or liabilities or other adverse events affecting the Company or the private placement, and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements contained herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

The Company does not assume any obligation to update any forward-looking statements or other information contained in this document.

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